Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 21, 2011 relating to the financial statements and financial highlights which appear in the October 31, 2011 Annual Reports to Shareholders of iShares Floating Rate Note Fund, iShares J.P. Morgan USD Emerging Markets Bond Fund (formerly the iShares JPMorgan USD Emerging Markets Bond Fund), iShares S&P/Citigroup 1-3 Year International Treasury Bond Fund, iShares S&P/Citigroup International Treasury Bond Fund, iShares Barclays TIPS Bond Fund, iShares Barclays 0-5 Year TIPS Bond Fund, iShares Global Inflation-Linked Bond Fund, and iShares International Inflation-Linked Bond Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

San Francisco, California

February 22, 2012